FOR IMMEDIATE RELEASE

CONTACT:
Brad Ogura
EvergreenBank
206/749-7385

Dan W. Curtis Promoted to Executive Vice President at EvergreenBank

Seattle, November 6, 2007 – Seattle-based EvergreenBancorp, Inc. (OTC BB: EVGG), the holding company for EvergreenBank, announced that its board of directors approved the promotion of Dan W. Curtis to executive vice president and chief lending officer for the Bank.

“Dan’s contributions during his 34-year career at EvergreenBank have been a significant factor in the continued success of the Bank,” said Gerald O. Hatler, EvergreenBancorp president and chief executive officer. “His leadership style, depth of experience and customer-first approach have all contributed to defining EvergreenBank as one of the area’s leading community banks.”

In his new role as chief lending officer Mr. Curtis will be responsible for expanding the Bank’s loan and deposit portfolio while maintaining credit quality. He will supervise the sales activities of the Bank’s relationship managers, develop and implement their training programs, and oversee the roll out of new products such as remote deposit capture, which the bank will launch later this month.

“This promotion for Dan represents another milestone,” said Mr. Hatler. “The Bank’s strong financial performance, especially in asset growth, has reached the stage at which the Board and I decided we needed to separate the roles of chief credit officer and chief lending officer.”

EvergreenBank Executive Vice President Michael H.Tibbits, who formerly held both titles of chief credit officer and chief lending officer, will administer the Bank’s credit policy and underwriting guidelines, as well as manage the Bank’s loan services group. “Mike’s thorough understanding of the importance of maintaining our asset quality while delivering continued performance for our shareholders makes him the obvious choice for this newly defined role,” said Mr. Hatler.

Formed in 1971, EvergreenBank is a wholly owned subsidiary of EvergreenBancorp, Inc., a Washington-state chartered bank holding company. The Bank primarily serves King, Pierce and Snohomish Counties through its offices in Seattle, Bellevue, Federal Way and Lynnwood. In addition to a full suite of community banking services, the Bank also offers health savings accounts, Internet banking, merchant credit card processing as well as commercial and real estate construction and development loans.

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